Exhibit 21

List of Subsidiaries                      State or Jurisdiction of Incorporation

American Italian Pasta Company            Delaware

AIPC Wisconsin, Limited Partnership       Wisconsin

AIPC Sales Co.                            Missouri

IAPC UK Limited                           United Kingdom

IAPC Holding UK Limited                   United Kingdom

Pasta Lensi, S.r.l.                       Italy

IAPC BV                                   Netherlands

IAPC CV                                   Netherlands

AIPC Finance, Inc.                        Delaware

AIPC South Carolina, Inc.                 South Carolina

AIPC Missouri, LLC                        Missouri

AIPC Arizona, LLC                         Arizona

IAPC Italia Leasing, S.r.l.               Italy